EXECUTIVE EMPLOYMENT AGREEMENT

WITH STOCK PURCHASE AND STOCK OPTION PROVISIONS

THIS AGREEMENT is made as of 22nd day of October, 2007 (the “Effective Date”), and between Braintech, Inc., a U.S. corporation (the “Company”) and Frederick (Rick) Weidinger (the “Executive”).

RECITALS:

A. The Company and its wholly owned subsidiary Braintech Canada, Inc. are engaged in the business of developing advanced vision software and selling robot vision technologies and related engineering services world wide;

B. in furtherance of its business objectives, the Company wishes to move its principle executive business offices to Washington, D.C. and hire the Executive as Chairman and Chief Executive Officer on the terms and conditions set forth in this Agreement; and

C. the Company and the Executive also desire to enter into an agreement pursuant to which, as set forth in Appendix I and Schedule A attached hereto, the Executive will purchase 8,000,000 shares of the Company’s common stock at the purchase price of $0.01 per share for a total of $80,000, and pursuant to which the Company will grant to the Executive stock options to purchase 2,000,000 shares of the Company at an exercise price equal to 85% of the closing market value on the date of execution of this Agreement, thereby providing the Executive with additional incentives to maximize the Executive’s efforts to develop the Company to the fullest extent possible, and to achieve the targets hereinafter defined.

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

PROVISIONS RELATING TO EMPLOYMENT

1.	Employment

1.1

Term. As of the Effective Date, the Company will employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement. The Executive’s employment with the Company is for an indefinite term and will continue until or unless terminated as provided in this Agreement. The period of employment is referred to as the “Employment Period”.

1.2	Position The Executive will serve as the Chief Executive Officer (“CEO”) of the Company and the Executive will also serve as Chairman of the Board for the Company.

1.3

Duties. During the Employment Period, the Executive will perform the duties, responsibilities and authority customarily performed by a CEO, Chairman, director, and fiduciary of a company, including without limitation the following:

	(a)	overseeing and directing all business activities of the Company;

	(b)	developing strategic business plans for the Company;

	(c)	managing and directing the employees of the Company;

	(d)	providing leadership and direction for the Company;

	(e)	overseeing the Company’s efforts for raising capital required to advance the strategic objectives of the Company;

	(f)	overseeing the Company’s relationships with the Company’s customers, suppliers, strategic partners, and other organizations important to the strategic business objectives of the Company; and

	(g)	as Chairman, presiding over meetings of the Board of Directors and having such other duties as are customary for the Chairman of the Board of Directors of a public company.

1.4	Reporting. The Executive will report to the Board of Directors.

1.5

Best Efforts. The Executive will devote his best efforts and his full business time and attention (except for permitted activities and other permitted board activities, vacation periods, or reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries. The Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

1.6

Other Business Activities. The Executive may serve in the capacity of director of other corporations or charities provided that activity does not materially interfere with Executive’s ability to perform his duties hereunder and that any such entities do not compete with the business.

1.7

Permission to Re-organize. The Executive will not, without the prior specific written permission of the Board of Directors and the shareholders (to the extent the Company’s bylaws or applicable law require shareholder approval) undertake or engage in any transaction that would result a reverse stock split of the Company’s share capital, or undertake or engage in any transaction that would result in the common shares being no longer listed on a recognized stock exchange or stock market in a “going private” transaction.

2.	Compensation & Perquisites

2.1

Base Salary. During the Employment Period, the Executive’s base salary will be $258,000 (US Funds) per annum or such higher rate as the Board may designate from time to time (the “Base Salary”), which salary will be payable in regular installments in accordance with the Company’s general payroll practices.

2.2

Signing Bonus. Upon execution of this Agreement, the Executive will be granted an options to purchase 2,000,000 shares of Common Stock. The stock options received will vest immediately and the exercise price of the stock options will be equal to 85% of the closing market price of the Common Stock on the date this Agreement is executed by the Executive. The stock options will be granted pursuant to the Company’s 2007 Stock Option Plan, a copy of which is attached as Schedule B and which may not be changed in any manner adverse to Executive without Executive’s prior written consent. Upon execution of this Agreement, the Executive will also purchase 1,000,000 shares of the Company’s common stock at the purchase price of $0.01 per share for a total of $10,000. The securities issued pursuant to this signing bonus are a portion of the securities referred to in Recital C.

2.3

Bonus & Incentive Compensation. The Executive will be entitled to cash and other performance bonuses normally granted to individuals in positions equalvalent to the Executive. These bonuses and performance levels will be determined by the Board of Directors of the Company.

The Executive will also be entitled to bonuses based on achieving certain milestones, which will be provided in the form of issued restricted Common Stock (the “Bonus Stock”) of the Company and options to purchase Common Stock (the “Bonus Stock Options”) of the Company, in accordance with the Bonus Stock and Bonus Stock Option Incentive Plan (the “Bonus Plan”) attached to this Agreement as Schedule “A”. The milestones and level of incentive compensation are detailed in the Executive Bonus Securities Compensation Structure as set forth in Appendix I of this Agreement.

The securities to be issued pursuant to the Bonus Stock and Bonus Stock Option Plan have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold or transferred in the absence of an effective Registration Statement under the Act or an exemption from registration thereunder.

The Board of Directors of the Company has approved the Bonus Plan (Schedule “A”) and this Executive Employment Agreement including Appendix I attached hereto. Upon execution of this Agreement, the Company will immediately undertake to obtain shareholder approval of the registration of the securities to be issued under the Bonus Plan by filing a Form S-8 Registration Statement under the Securities Act of 1933. Act.

2.4

Health and Welfare Benefits. The Executive will be entitled to participate in all health and welfare benefit insurance and programs that the Company provides from time to time for its senior executive employees and their dependents.

2.5

Transition Expenses. The Company and Executive acknowledge that the Company’s principal business offices will be moved from North Vancouver, BC, to the metropolitan area of Washington DC within approximately nine (9) months of the Effective Date. Until such time as the Company’s offices have been so relocated, the Company will reimburse the Executive for expenses as follows:

	(a)	First class travel to the Company’s offices in North Vancouver from his home in Great Falls, Virginia;

	(b)	hotel (and/or apartment rental) and meal expenses while working in North Vancouver; and

(c)

three (3) round trips per month in order for the Executive to visit his family in Great Falls, Virginia. Until such time as the relocation to Washington DC has occurred, Executive, in his discretion, may perform his duties hereunder both at the Company’s offices in North Vancouver as well as from his home office in the Washington DC metropolitan area. In the event that the relocation has not occurred within a nine month period from Effective Date, Executive shall no longer be required to perform any duties from the North Vancouver office but may perform all duties from his home office in the Washington DC metropolitan area.

2.6

Business Expenses. The Company will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s customary requirements with respect to reporting and documentation of such expenses. The Company will also reimburse the Executive for any legal fee reasonably incurred in the initial negotiation of this Agreement. All such expenses to be reimbursed within ten business days.

2.7	Vacation. The Executive will be entitled to six (6) weeks of paid vacation per year.

2.8

Personal Business Affairs. In addition to the vacation time off referred to in section 2.7, the Executive will also be entitled to paid time off to attend, at his own cost, up to eight (8) A1 GP races between the Effective Date and May 30, 2008.

3.	Termination

3.1	Definitions. For the purposes of this Agreement, the terms “Just Cause” and “Good Reason” are set out as follows:

	(a)	“Just Cause” means:

(i)

an act or acts of material dishonesty on the part of the Executive resulting or intending to result directly or indirectly in substantial gain or personal enrichment to which the Executive was not legally entitled at the expense of the Company;

(ii)

any material breach by the Executive of the terms of this Agreement, and repeated and demonstrated failure on the part of the Executive to perform his duties hereunder or lawful directives of the Board, and where the Executive fails to remedy the failure or breach within 30 days after receiving written notice of such failure; or

(iii)

a material breach of the Executive’s duties or responsibilities resulting in material injury to the Company or any of its subsidiaries where the Executive fails to remedy the failure or breach within 30 days after receiving written notice of such failure or breach; provided, however, that such breach shall not include: (1) bad judgment on the part of the Executive, (2) any act or omission believed by the Executive in good faith to have been in or not opposed to the interests of the Company or its subsidiaries; or (3) any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the by-laws of the Company or any of its subsidiaries, the laws of the province of British Columbia or the State of Delaware, or the directors’ and officers’ liability insurance of the Company and its subsidiaries, in each case as in effect at the time of such act or omission.

(b)	“Good Reason” means:

(i)

the assignment to the Executive of any duties inconsistent with the Executive’s status as CEO of the Company, or a substantial adverse alteration in the nature or status of the Executive’s responsibilities or any change in the Executive’s title;

(ii)

the failure by the Company, without the Executive’s consent, to pay to the Executive any portion of his earned compensation within ten (10) business days of the date such compensation is due or other breach by the Company of any of its obligations hereunder;

	(iii)	any material change in the Bonus Stock and Bonus Stock Option Incentive Plan which forms part of this Agreement;

	(iv)	any requirement for the Executive to relocate to any metropolitan area outside of the Washington DC metropolitan area; or

(v)

the failure of the Company, prior to the Effective Date, to have disclosed to Executive any violations by the Company of the securities laws of any jurisdiction, any pending investigations regarding the foregoing or any material agreements between the Company and any shareholder or related party.

3.2

Termination by the Company. The Company may terminate the employment of the Executive without notice (or payment in lieu thereof) for Just Cause. In such event, the Executive or the Executive’s heirs will be entitled to all unpaid compensation and benefits, allowances and perquisites described in Section 2 above up to the termination date. In such event, Executive shall be entitled to keep all Bonus Stock for which the milestone conditions have been satisfied, free of all restrictions, escrows or other conditions and to all Bonus Stock Options which are vested as of such time and such Bonus Stock Options may be exercised at any time within thirty six (36) months of such termination.

3.3

Termination by the Executive. The Executive may terminate this Agreement for any reason by giving the Company 90 days prior written notice. The Executive will be entitled to treat his employment as having been terminated by the Company without Just Cause in the event of any Good Reason.

3.4

Termination Due to Total Permanent Incapacity. Notwithstanding any other provision in this Agreement, the Company may terminate the employment of the Executive without notice (or payment in lieu thereof) in the event of total permanent disability or death of the Executive. For the purposes of this section, “Total Permanent Disability” means any physical or mental incapacity, disease or affliction as determined by a legally qualified medical practitioner, which prevents the Executive from performing his obligations as set out in this Agreement and which incapacity persists for a continuous period of six months or more. This provision will also be subject to any duty to accommodate or human rights laws imposed by any government authority and which supersede any terms agreed to between the parties.

3.5

Severance. In the event of a termination of this Agreement by the Company without Just Cause, due to Total Permanent Disability or due to the death of the Executive, or by the Executive for Good Reason, then the Executive or the Executive’s heirs will be entitled to:

	(a)	unpaid compensation and benefits described in Section 2 earned up to the termination date to be paid within 10 days of termination;

	(b)	a lump sum payment (less all deductions required by law such as income taxes) equal to the then current Base Salary set out in Section 2.1 multiplied by two to be paid within 10 days of termination;

	(c)	the continuation of health and welfare benefits described in Section 2.4, for a period terminating on the earlier of

(i) the date the Executive obtains employment with another company, and

(ii) two years from the date of termination.

	(d)	despite anything to the contrary set out in The Bonus Stock and Bonus Stock Option Incentive Plan (Schedule “A”):

(i)

all restrictions, including escrow restrictions, satisfaction of milestones on Bonus Stock issued to the Executive will cease and the Executive will have clear title to the Bonus Stock subject to no further restrictions or contingencies, and

(ii)

all Bonus Stock Options granted as of the date of termination will immediately vest in the Executive (and all milestones shall be deemed satisfied), and may be exercised on any date between the date of termination and a date which is 36 months from the date of termination.

(e) The Company shall reimburse within 10 days of incurrence, to the full extent provided by law, all legal fees and expenses that the Executive, the Executive’s legal representatives or the Executive’s family may reasonably incur or face arising out of or in connection with this Agreement (but this Agreement only), including any litigation concerning the validity or enforceability of, or liability under, any provision of this Agreement or any action by the Executive, the Executive’s legal representatives or the Executive’s family to enforce his or their rights under the Agreement (but this Agreement only), provided that the Executive prevails in such litigation.

3.6	Resignation as Director. If the Executive’s employment with the Company is terminated for any reason, the Executive agrees that he will resign as a director effective on the date of termination.

4.	Executive’s Right to Appoint Directors to the Company

4.1

As of the date the parties enter into this Agreement, the Company’s Board of Directors will consists of (4) directors, of which the Executive is one. The Company and the Executive agree that shortly after the signing date of this Agreement the Company will increase the number of directors to six (6), and at the time the Board is so increased, (and provided this Agreement has not been terminated), the Executive will be entitled to have up to two (2) of the other six (6) directors chosen by the Executive at all times. Further, in preparation for the 2008 Annual General meeting of Shareholders, the size of the Board of Directors shall be increased to 7 and Executive shall be entitled to designate one additional Director who has experience in the defense industry in the United States.

5.	Confidentiality and Ownership of Work Product & Inventions

5.1

Confidential Information. The Executive acknowledges that the information obtained by him while employed by the Company concerning the business or affairs of the Company or any subsidiary of the Company (“Confidential Information”) is the property of the Company or its subsidiaries. For the purposes of this Agreement, Confidential Information includes information, reports, documents, or data pertaining to customer and supplier lists, product pricing, contract terms, the products and services manufactured or provided, production and operating methods, financial information, intellectual property whether patentable or not, trade marks, and the Work Product (defined below) whether owned by the Company, Braintech Canada, Inc., or any of the Company’s other subsidiaries.

5.2

Non-disclosure. The Executive agrees that he will not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act, or the Executive is required to disclose such Confidential Information in connection with the proper performance of his obligations under this Agreement or if required by law.

5.3

Return of Confidential Information. The Executive will deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to the Confidential Information which he may then possess or have under his control.

5.4

Work Product. The Company will own all title, intellectual property rights, copyright, moral rights, trademarks and patents in and to all work product conceived, produced or worked on, by the Executive (collectively the “Work Product”) for or in relation to the business of the Company or any affiliate or subsidiary while employed by the Company. The Executive hereby waives and assigns to the Company any and all intellectual property rights including moral rights, copyright, trademarks, and patent rights at law or otherwise that the Executive has in the Work Product. The Executive will in no event be entitled to claim title or ownership interest in the Work Product. Further, the Executive will execute any documentation reasonably required by the Company to memorialize Company’s existing and continued ownership or rights to the Work Product.

5.5

Inventions and Discoveries. The Executive will disclose promptly to the Company, any and all inventions, discoveries and improvements conceived or made by the Executive while employed by the Company and related to the business or activities of the Company or any of its subsidiaries or affiliates, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive will execute any and all applications, assignments or other instruments which the Company will deem necessary to apply for and obtain Letters Patent of the United States, Canada, or any foreign country or to protect otherwise the Company's interest therein.

5.6	Company’s Right to Assign. The Executive agrees that the Company may assign the benefits of the Executive’s promises made under this Section 5, to any of its subsidiaries if required to.

6.	Non-Compete & Non-Solicitation

6.1

Non-Solicitation of Employees. The Executive will not, during the twenty-four (24) month period following the termination of this Agreement, regardless of the reason therefore, solicit any person then employed by the Company or appointed as a representative of the Company to join the Executive as a partner, co-venturer, employee, investor or otherwise, in any substantial business activity whatsoever.

6.2

Non-Solicitation of Clients. The Executive will not, during the twenty-four (24) month period following the termination of this Agreement, regardless of the reason therefore, solicit, induce, aid or suggest to any customer of the Company to leave or terminate its customer relationship as may exist during such the twenty-four (24) month period. Furthermore, the Executive will not, within the twenty-four (24) month period following the termination of this Agreement, directly contract with any client of the Company to perform tasks which are in competition with the services and products provided to that client by the Company.

6.3

Non-Competition. While this Agreement is in effect and for a period of the twenty-four (24) months after the termination of this Agreement, regardless of the reason therefore, the Executive will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, own, operate, control, assist, or participate in any business that is in direct competition with the business of the Company world-wide. The foregoing prohibitions will not apply to ownership by the Executive of less than five percent (5%) of the issued or outstanding stock of any company whose shares are listed for trading over any public exchange or the over-the-counter market provided that the Executive does not control, work in or for any such company in any capacity.

6.4

Injunctive Relief. The Executive expressly agrees and acknowledges that any breach or threatened breach by him of Sections 6.1, 6.2, and 6.3 will cause irreparable damage to the Company, for which the payment of money will not be an adequate remedy, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in addition to all of the Company’s rights and remedies under this Agreement, including, but not limited to, the right to recovery of monetary damages from the Executive, the Company will be entitled to seek an issuance by any court of competent jurisdiction of temporary, preliminary and permanent injunctions, without bond, enjoining any such breach or threatened breach by the Executive.

6.5

Reasonable Terms. The Executive recognizes and understands that in performing the duties and responsibilities as set out in this Agreement, he occupies a position of fiduciary trust and confidence, and as such, he will develop and acquire wide experience and knowledge regarding all aspects of the manner in which the Company’s business is conducted. The Company has bargained for the covenants set forth in this Agreement in consideration for the experience, knowledge and information the Executive will gain and the substantial compensation the Executive will earn under this Agreement. The Executive acknowledges that the covenants set forth in this Agreement will not in any way preclude the Executive, upon termination of this Agreement, from engaging in a lawful profession, trade or business.

6.6

Enforcement. If, at the time of enforcement of Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period scope or area.

6.7	Survival. This Section 6 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

7.	Indemnity and Insurance

7.1

The Company agrees that if the Executive is made a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or any nature whatsoever (a “Proceeding”) by reason of, or as a result of the fact that he is or was a director, officer or employee of the Company (or was serving as a director, officer or employee of a subsidiary of the Company), then the Company will indemnify and hold harmless the Executive to the fullest extent legally permitted, from all costs, expenses, liability and losses of any nature arising from any Proceeding.

7.2	The indemnity referred to in Section 7.1 will survive the termination of this Agreement.

7.3	Notwithstanding the foregoing, the Company will not indemnify the Executive for any costs, expenses, liability or losses for which indemnity is not permitted under Delaware law.

7.4

The Company will add the Executive as a named insured to any third party liability and directors and officers insurance that it may have in place from time to time but which shall provide total coverage of no less than $2,000,000.

8.	Miscellaneous

8.1	Executive Representations. The Executive hereby represents and warrants to the Company that:

(a)

the execution, delivery and performance of this Agreement by The Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound,

(b) the Executive is not a party to or bound by any employment agreement, non- compete agreement or confidentiality agreement with any other person or entity, and

(c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

8.2

Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or mailed by first-class mail, return receipt requested, to the recipient at the address below indicated:

(a)	Notices to The Executive:

558 Innsbruck Avenue
Great Falls, Virginia
USA 22066

(b)	Notices to the Company:

102 – 930 West 1st Street
North Vancouver, BC
Canada V7P 3N4
Attention: Owen Jones

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

8.3

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.4

Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8.5	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.6	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by:

(a) the Executive and his executors or legal representatives, and

(b) the Company, its successors, assigns, and legal representatives.

The Executive may not assign any of his rights or obligations, except as expressly provided by the terms of this Agreement.

8.7

Choice of Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of Delaware, Province of British Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.8

Amendment and Waiver. This Agreement (including Appendix I and Schedule A attached hereto) may only be amended or waived with the prior written consent of the Company and the Executive. The Company agrees that no amendment of or change to the Bonus Plan shall be effective relating to Executive unless Executive has consented to such amendment.

INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Agreement as of the date first written above.

Braintech, Inc.

/s/ Owen Jones, CEO & Director
per its authorized signatory

Frederick (Rick) Weidinger
/s/ Frederick Weidinger

Appendix I

EXECUTIVE BONUS SECURITIES COMPENSATION STRUCTURE

This Appendix details the Bonus & Incentive Compensation the Frederick Weidinger (the “Executive”) will be entitled to as described in Section 2.3 of the Executive Employment Agreement With Stock Purchase And Stock Option Provisions (the “Agreement”) between the Executive and the Company dated October 22, 2007.

Bonus Stock grants and Bonus Stock Option grants are subject to the terms and conditions of the Bonus Stock and Bonus Stock Option Incentive Plan (the “Bonus Plan”)

Each of the share certificates for any Bonus Stock grants subject to Milestones will be held by the Treasurer of the Company for a maximum of thirty (30) days within which time a designated escrow agent will be appointed.

Milestone 1:	May 1, 2008 – six month anniversary. On achievement of Milestone 1, the Executive will be entitled to 1,000,000 Bonus Stock.

Milestone 2:	Renewal or extension of ABB Agreement or other strategic agreement with industrial company. On achievement of Milestone 2, the Executive will be entitled to 1,000,000 Bonus Stock.

Milestone 3:	The establishment of an Executive office in the Metro DC area. On achievement of Milestone 3, the Executive will be entitled to 1,000,000 Bonus Stock.

Milestone 4:	Establish a strategic relationship with a US Federal Government Contractor/Integrator. On achievement of Milestone 4, the Executive will be entitled to 500,000 Bonus Stock.

Milestone 5:	Establishing a strategic relationship with Microsoft or a manufacturing company in the consumer space. On achievement of Milestone 5, the Executive will be entitled to 500,000 Bonus Stock.

Milestone 6:	Listing of the Company’s stock on either the AMEX or NASDAQ Stock Exchange. On achievement of Milestone 6, the Executive will be entitled to 1,000,000 Bonus Stock and 1,000,000 Bonus Stock Options.

Milestone 7:	Achieving Gross Revenue of $6,000,000 in a twelve month rolling period or less. On achievement of Milestone 7, the Executive will be entitled to 1,500,000 Bonus Stock.

Milestone 8:	Achieving Gross Revenue of $10,000,000 in a twelve month rolling period or less. On achievement of Milestone 8, the Executive will be entitled to 500,000 Bonus Stock.

SIGNING AND INCENTIVE BONUS SUMMARY

	Bonus Stock	Bonus Stock Options
Execution of Employment Agreement	1,000,000	2,000,000
Milestone 1	1,000,000
Milestone 2	1,000,000
Milestone 3	1,000,000
Milestone 4	500,000
Milestone 5	500,000
Milestone 6	1,000,000	1,000,000
Milestone 7	1,500,000
Milestone 8	500,000
Total	8,000,000	3,000,000

Schedule “A”

Bonus Stock and Bonus Stock Option Incentive Plan

(the “Bonus Plan”)

1.	PURPOSE OF THE BONUS PLAN

1.1

The purpose of this Bonus Plan is to strengthen Braintech, Inc. (the “Company”) by rewarding its directors and key employees (collectively referred to as the “Participants”) for high levels of performance and extraordinary efforts resulting in an increase in the development of the Company and the sales and earnings of the Company. The Bonus Plan provides for the issuance of common stock of the Company (“Bonus Stock”) and options to acquire common stock of the Company (“Bonus Stock Options”) to the Participants upon the Company reaching certain identifiable milestones (the “Milestones”) in its business plan, and is intended to reward the Participants for their unique expertise and experience in achieving these Milestones. Bonus Stock and Bonus Stock Options are hereinafter collectively referred to as “Bonus Securities”.

1.2

The Company believes that, from a corporate governance perspective, it is more appropriate to provide a reward mechanism of this nature than to provide incentive to insiders exclusively in the form of stock options, since the Company’s share price can vary in accordance with a range of external factors not related to the performance of management and key employees.

2.	ADMINISTRATION OF THE BONUS PLAN

2.1

Administration. This Bonus Plan will be administered by the Chief Executive Officer (the “CEO”) of the Company who shall make recommendations to the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) with regard to awards of Bonus Securities and the related terms and conditions. The Board will establish the initial targets and parameters for the issuance of such Bonus Securities that may serve as guidelines to the CEO. Upon approval of the Committee of any such CEO award recommendations, such recommendations shall be final unless such awards are outside the established Board targets in which case the Board must approve the final recommended award. Any such action of the Board with respect to such final approval will be taken pursuant to a majority vote, or to the written consent of a majority of its members.

2.2

Authority. Subject to the express provisions of the Bonus Plan, the CEO will have the authority to construe and interpret the Bonus Plan and to define the terms used herein and to prescribe, amend and rescind the rules and regulations relating to the administration of the Bonus Plan. The determination of the CEO on the foregoing matters will be conclusive. The CEO shall not have the authority to make any change or amendment to the Bonus Plan that would affect any Participant to the extent that the Participant is a party to an employment agreement with the Company that requires the Participant’s consent to such change or amendment.

3.	PARTICIPATION

3.1

Eligibility. Directors and key employees of the Company shall be eligible for selection by the CEO to participate in the Bonus Plan. An individual who has been granted Bonus Securities may, if otherwise eligible, be granted additional Bonus Securities if the CEO shall so determine.

3.2

Time of Granting of Bonus Securities. The granting of Bonus Securities pursuant to this Bonus Plan will take place at the time specified in any employment agreement or any other written agreement between the Company and the Participant. The granting of Bonus Securities may be subject to certain Milestones agreed upon in writing between the Company and the Participant. In the event that Bonus Securities, subject to Milestones, are granted prior to the time that the Milestones have been achieved then, until such time as the Milestones have been achieved, such Bonus Securities shall be subject to escrow restrictions as set forth in Section 7.2.

4.	STOCK SUBJECT TO THE BONUS PLAN

4.1

Subject to the adjustments as provided in Article 9 of this Bonus Plan, the stock to be offered under this Bonus Plan will be shares of the Company’s authorized but unissued common stock, including re-acquired common stock or common stock previously issued but cancelled. The aggregate amount of shares that may be issued under the Bonus Plan will not exceed 30 million (30,000,000) shares. The aggregate amount of shares to be issued as Bonus Stock will not exceed 20 million (20,000,000) shares and the aggregate amount of shares to be issued pursuant to the exercise of Bonus Stock Options will not exceed 10 million (10,000,000) shares.

5.	MILESTONES

5.1

Performance Milestones will be determined by the Company and included in any employment agreement or any other written agreement between the Company and the Participant. Each Milestone will be subject to a time restriction for achieving that Milestone. Bonus Stock Options granted will be subject to the provision of Section 6 and Bonus Stock granted will be subject to the provision of Section 7

6.	PROVISIONS RELATING TO THE STOCK OPTIONS

6.1

Option Price. The purchase price of stock covered by each Bonus Stock Option will be determined by the CEO taking into consideration the market value of the underlying shares on the date of grant. The purchase price of any stock purchased will be paid in full by bank draft or by certified cheque at the time of each purchase, or will be paid in such other manner as the CEO may determine in compliance with applicable laws.

6.2

Option Period. Each Bonus Stock Option and all rights or obligations thereunder will expire on the fifth (5th) anniversary of the date on which the Bonus Stock Option is granted or on such other date as the CEO may determine or the Company may have agreed to contractually, subject to earlier termination as hereinafter provided.

6.3

Privileges of Stock Ownership. The holder of a Bonus Stock Option pursuant to this Bonus Plan will not be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered to him.

6.4

Exercise of Option. Each Bonus Stock Option may be exercised in accordance with its terms and the total number of shares subject thereto may be purchased, in instalments, which need not be equal. No Bonus Stock Option or instalment thereof will be exercisable except in respect to whole shares, and fractional share interests will be disregarded.

6.5

Agreement to Remain in Employ of Company. Each individual to whom a Bonus Stock Option is granted is not required to remain in the employ of the Company following the date of the grant of the Bonus Stock Option. Nothing contained in this Bonus Plan, or in any Bonus Stock Option granted pursuant to this Bonus Plan, will confer upon any individual any right to continue in the employ of the Company or constitute any contract or agreement of employment or interfere in any way with the right of the Company to reduce such individual’s compensation from the rate in existence at the time of the granting of a Bonus Stock Option or to terminate such individual’s employment, but nothing contained herein or in any Bonus Stock Option agreement will affect any contractual rights of an individual.

6.6

Death of an Individual. If any Bonus Stock Option holder dies while employed by the Company, such holder’s Bonus Stock Option will, subject to earlier termination pursuant to Section 6.2, expire two years (2) years after the date of such death, and during such period after such death such Bonus Stock Option may, to the extent that the holder may have exercised the Bonus Stock Option if alive during such period, be exercised by the person or persons to whom the Bonus Stock Options holder’s rights under the Bonus Stock Option will pass by will or by the applicable laws of descent and distribution.

6.7

Termination. Subject to Section 6.6 and earlier termination pursuant to Section 6.2, if the holder of a Bonus Stock Option resigns or ceases to be employed by the Company for any reason other than death, such holder’s Bonus Stock Option will expire and become null and void thirty (30) days after the holder ceases to be a director or key employee of the Company or on such other date as the Committee may determine or the Company may have agreed to contractually. During such period, the Bonus Stock Option will be exercisable only to the extent the holder could have exercised the Bonus Stock Option at the date the holder ceased to be a director or key employee of the Company.

6.8

Non-transferability of Stock Options. A Bonus Stock Option granted under this Bonus Plan will, by its terms, be non-transferable by the Bonus Stock Option holder other than by will or by the laws of descent and distribution and will be exercisable during his lifetime only by the Bonus Stock Option holder [or heirs].

7.	PROVISIONS RELATING TO BONUS STOCK

7.1

The Company will issue share certificates in the names of the Participants in accordance with the terms of any employment agreement or any other written agreement between the Company and the Participant in the amounts detailed in such agreements and the Participant will purchase the shares for the purchase price of $0.01 per share.

7.2

Each of the share certificates for any shares subject to Milestones will be held in escrow by a third party escrow agent until such time as the individual Milestones have been met or until the time restriction for achieving the individual Milestones has elapsed. On notification by the Company that an individual Milestone has been met, the third party escrow agent will deliver the share certificate to the appropriate Participant.

7.3

In the event that an individual Milestone has not been achieved within the time restriction for achieving that Milestone, the Company will purchase the share certificate from the Participant for the purchase price of $0.01 per share.

8.	COMPLIANCE WITH SECURITIES LAWS

8.1

Shares will not be issued pursuant to the grant of Bonus Stock or the exercise of a Bonus Stock Option unless the grant of Bonus Stock and the exercise of such Bonus Stock Option and the issuance and delivery of such shares pursuant thereto will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated there under, and the requirements of any Stock Exchange.

8.2

As a condition to the grant of Bonus Stock or the exercise of a Bonus Stock Option, the Company may require the recipient to represent and warrant at the time of any such grant or exercise that the shares received or purchased are being received or purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by law.

8.3

Further, the Company will have no liability whatsoever (including, but not restricted to, alternate compensation) to the holder of a Bonus Stock Option if a change in the exercise price or a change in the terms and provisions of a Bonus Stock Option and/or this Bonus Plan hereof is required pursuant to any applicable laws.

8.4	The Company and any party to this Bonus Plan will comply with all relevant provisions of law relating to this Bonus Plan and any Bonus Stock or Bonus Stock Option granted hereunder.

9.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

9.1

Corporate Reorganizations. If the outstanding shares of the stock of the Company are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or merger as a result of which the Company is the surviving corporation, or otherwise, an appropriate and proportionate adjustment will be made in the number and kind of shares as to which Bonus Securities may be granted. A corresponding adjustment changing the number of Bonus Stock allocated but not issued, which will have been allocated prior to any such change, will likewise be made. A corresponding adjustment changing the number of shares and the exercise price per share allocated to unexercised Stock Options or portions thereof, which will have been granted prior to any such change, will likewise be made. Any such adjustment, however, in an outstanding Bonus Stock Option will be made without change in the total price applicable to the unexercised portion of the Bonus Stock Option but with a corresponding adjustment in the price for each share covered by the Bonus Stock Option.

9.2

Dissolution, Liquidation. Upon the dissolution or liquidation of the Company, or upon reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, unless all of the obligations of this Bonus Plan have been assumed by a successor entity, holders of Bonus Securities shall be treated, for purposes of such dissolution, liquidation, reorganization, merger or consolidation as holding fully vested and unrestricted shares of Common Stock of the Company and, accordingly, be treated the same as other holders of Common Stock.

10.	INCOME TAX LAWS

10.1	The Company and all Participants will comply with all applicable income tax laws and other tax laws (e.g. any withholding tax or similar obligations).

11.	AMENDMENT AND TERMINATION

11.1

The Board may at any time suspend, amend or terminate this Bonus Plan as the Board, in its own discretion, sees fit. No Bonus Stock may be issued and no Bonus Stock Option may be granted during any suspension of the Bonus Plan or after such termination. The amendment, suspension or termination of the Bonus Plan will not, without the consent of Bonus Stock Option holder, alter or impair any rights or obligations under any Bonus Stock Option theretofore granted under the Bonus Plan.

11.2	Unless terminated sooner by the Board of Directors, this Bonus Plan will terminate at the close of business on October 22, 2017.

This Bonus Plan was approved and confirmed at a Meeting of the Board of Directors of Braintech, Inc. held October 22, 2007.

Schedule “B”

2007 STOCK OPTION PLAN

BRAINTECH, INC.

MARCH 22, 2007

ARTICLE I
PURPOSE OF PLAN

     The purpose of this Plan is to strengthen Braintech, Inc. (hereinafter referred to as the "Company") by providing an additional means of attracting and retaining competent directors, officers, employees and consultants and by providing to such persons added incentive for high levels of performance and for unusual efforts to increase the sales and earnings of the Company. The Plan seeks to accomplish these purposes and results by providing a means whereby such persons may purchase shares of the capital stock of the Company pursuant to options.

ARTICLE II

ADMINISTRATION OF PLAN

     Section 2.01. Board to Administer. This Plan shall be administered by the Compensation Committee (hereinafter referred to as the "Committee”) of the Board of Directors of Braintech, Inc. (hereinafter referred to as the "Board"). Any action of the Committee with respect to administration of the Plan shall be taken pursuant to a majority vote, or to the written consent of a majority of its members.

     Section 2.02. Authority. Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan and to define the terms used herein; to prescribe, amend and rescind the rules and regulations relating to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee on the foregoing matters shall be conclusive. Subject to the express provisions of the Plan, the Committee shall determine from the eligible class the individuals who shall receive options, and the terms and provisions of the options (which need not be identical).

ARTICLE III

PARTICIPATION

     Section 3.01. Eligibility. Directors, officers and employees of the Company and consultants to the Company shall be eligible for selection to participate in the Plan. An individual who has been granted an option may, if otherwise eligible, be granted an additional option or options if the Committee shall so determine.

     Section 3.02. Time of Granting Option. The granting of an option pursuant to this Plan shall take place at the time the Committee designates an eligible director, officer, employee or consultant as a participant in the Plan; provided, however, that if the appropriate resolutions of the Committee indicate that an option is to be granted as of and at some future date, the date of grant shall be such future date.

ARTICLE IV

STOCK SUBJECT TO THE PLAN

     Subject to the adjustments as provided in Article XII of this Plan, the stock to be offered under this Plan shall be shares of the Company's authorized but unissued common stock, including reaquired common stock or common stock previously issued but cancelled. Subject to the following proviso, the aggregate amount of stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 10 million (10,000,000) shares. At no time shall the aggregate amount of stock to be delivered upon exercise of all options granted under this Plan, the April 16, 2003 Stock Option Plan, the February 11, 2000 Stock Option Plan, and the December 17, 1997 Stock Option Plan exceed 25% of the outstanding shares of the Common Stock of the Company. If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of this Plan. Subject to the general limitations contained in this Plan, the Committee may make any adjustment in the exercise price, the number of shares subject to, or the term of an option by amendment of said option or by cancellation of an outstanding option and subsequent regranting of an option. An option that is the result of amendment or substitution may have an exercise price which is higher or lower than the prior option, provide for a greater or lesser number of shares subject to the option, or a longer or shorter term than the prior option, and may otherwise be changed as the Committee, in its discretion, sees fit.

ARTICLE V

OPTION PRICE

     The purchase price of stock covered by each option shall be determined by the Committee. The purchase price of any stock purchased shall be paid in full by bank draft or by certified cheque at the time of each purchase, or shall be paid in such other manner as the Committee may determine in compliance with applicable laws.

ARTICLE VI

 OPTION PERIOD

     Each option and all rights or obligations thereunder shall expire on such date as the Committee shall determine, but not later than the fifth (5th) anniversary of the date on which the option is granted, and shall be subject to earlier termination as hereinafter provided.

ARTICLE VII

PRIVILEGES OF STOCK OWNERSHIP

     The holder of an option pursuant to the Plan shall not be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered to him.

ARTICLE VIII

EXERCISE OF OPTION

     Each option may be exercised in accordance with its terms and the total number of shares subject thereto may be purchased, in instalments, which need not be equal. No option or instalment thereof shall be exercisable except in respect to whole shares, and fractional share interests shall be disregarded.

ARTICLE IX

COMPLIANCE WITH SECURITIES LAWS

     Shares shall not be issued pursuant to the exercise of an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any Stock Exchange.

     As a condition to the exercise of an option, the optionor may require the optionee to represent and warrant at the time of any such exercise that the shares purchased are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the optionor, such a representation is required by law.

     Further, the optionor shall have no liability whatsoever (including, but not restricted to, alternate compensation) to the optionee if a change in the exercise price or a change in the terms and provisions of an option and/or this Stock Option Plan hereof is required pursuant to any applicable laws.

     The optionor and optionee shall comply with all relevant provisions of law relating to this Stock Option Plan and any option granted hereunder.

ARTICLE X

DEATH AND TERMINATION

     Section 10.01. Agreement to Remain in Employ of Company. Each person to whom an option is granted is not required to remain in the employ of the Company following the date of the grant of the option. Nothing contained in this Plan, or in any option granted pursuant to this Plan, shall confer upon any employee any right to continue in the employ of the Company or constitute any contract or agreement of employment or interfere in any way with the right of the Company to reduce such person's compensation from the rate in existence at the time of the granting of an option or to terminate such person's employment, but nothing contained herein or in any option agreement shall affect any contractual rights of an employee.

     Section 10.02. Death of an Employee. If any option holder dies while employed by the Company, such holder's option shall, subject to earlier termination pursuant to Article VI, expire two years (2) years after the date of such death, and during such period after such death such option may, to the extent that the optionee may have exercised the option if alive during such period, be exercised by the person or persons to whom the options holder's rights under the option shall pass by will or by the applicable laws of descent and distribution.

     Section 10.03 Termination. Subject to section 10.02 and earlier termination purusant to Article VI, if the optionee resigns or ceases to be employed by the optionor for any reason other than death, such optionee’s option shall expire and become null and void thirty (30) days after the optionee ceases to be a director, officer, employee or consultant of the Company (or such period of time greater than 30 days as the Committee may determine or the Company may have agreed to contractually) and, during such period, the option shall be exercisable only to the extent the optionee could have exercised the option at the date the optionee ceased to be a director, officer, employee or consultant of the Company.

ARTICLE XI

NONTRANSFERABILITY OF OPTIONS

     An option granted under this Plan shall, by its terms, be nontransferable by the option holder other than by will or by the laws of descent and distribution and shall be exercisable during his lifetime only by the option holder.

ARTICLE XII

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     Section 12.01. Corporate Reorganizations. If the outstanding shares of the stock of the Company are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or merger as a result of which the Company is the surviving corporation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number of shares and the exercise price per share allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share covered by the option.

     Section 12.02 Dissolution, Liquidation. Upon the dissolution or liquidation of the Company, or upon reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, this Plan shall terminate, and any option theretofore granted hereunder shall terminate, unless provision be made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

     Section 12.03 Adjustments Made by Board. Adjustments pursuant to this Article XII shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive. No fractional shares of stock shall be issued under the Plan on account of any such adjustment.

ARTICLE XIII

INCOME TAX LAWS

     The Company and all optionees shall comply with all applicable income tax laws and other tax laws (eg. any withholding tax or similar obligations).

ARTICLE XIV

AMENDMENT AND TERMINATION

     The Board may at any time suspend, amend or terminate this Plan as the Board, in its own discretion, sees fit. No option may be granted during any suspension of the Plan or after such termination. The amendment, suspension or termination of the Plan shall not, without the consent of the option holder, alter or impair any rights or obligations under any option theretofore granted under the Plan.

ARTICLE XV

TERMINATION

     Unless terminated sooner by the Board of Directors, this Plan shall terminate at the close of business on March 22, 2017.

This Stock Option Plan was approved and confirmed at a Meeting of the Board of Directors of Braintech, Inc. held March 22, 2007.

Per:	Edward A. White, Secretary